Exhibit 99.(i)(3)

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

July 17, 2009

Aberdeen Funds

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Re:	Aberdeen Global Fixed Income Fund, Aberdeen Global Small Cap Fund, Aberdeen Asia Bond Institutional Fund and Aberdeen International Equity Institutional Fund

Ladies and Gentlemen:

We have acted as counsel to Aberdeen Funds, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, series management investment company.

This opinion is given in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of beneficial interest, no par value per share, representing four additional series, or funds, of the Trust known as the Aberdeen Global Fixed Income Fund, Aberdeen Global Small Cap Fund, Aberdeen Asia Bond Institutional Fund and Aberdeen International Equity Institutional Fund (each a “Fund” and collectively, the “Funds”).  The Aberdeen Global Fixed Income Fund and Aberdeen Global Small Cap Fund have five classes of shares: Class A Shares, Class C Shares, Class R Shares, Institutional Class Shares and Institutional Service Class Shares.  The Aberdeen Asia Bond Institutional Fund and Aberdeen International Equity Institutional Fund have one class of shares: Institutional Class Shares.  The Trust is authorized to issue an unlimited number of shares of each class.  These classes are hereinafter referred to as the “Shares.”

In connection with giving this opinion, we have examined copies of the Trust’s Certificate of Trust as filed with the Secretary of State of Delaware, Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”), Amended and Restated Bylaws of the Trust,  resolutions of the Board of Trustees of the Trust adopted by written consent on February 3, 2009, and at a meeting held on March 10, 2009 (the “Resolutions”), a Certificate of Establishment and Designation of Additional Series and Share Classes, and a Good Standing Certificate from the Secretary of State of the Delaware, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion.  As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware and the provisions relating to the issuance of the Shares will not be modified or eliminated.
b)	The registration with the Securities and Exchange Commission of an indefinite number of the Shares will remain effective.
c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.
d)

Each of the Shares will be sold for the consideration described in the then current prospectuses and statements of additional information of the Funds, as amended to the date of such sale, and the consideration received by the Trust will in each event be at least equal to the net asset value per Share of such Shares.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit.  There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations.  The Trust Agreement also provides for indemnification out of property of a Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund.  Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold, issued and paid for as described in the then current prospectuses and statements of additional information for the Funds, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a post-effective amendment to the Trust’s registration statement on Form N-1A.  Except as provided above in this paragraph, the opinion set forth above is expressed solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written consent.  This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Kenneth L. Greenberg
Kenneth L. Greenberg, a Partner